Exhibit 99.1

Contact:	Members of the Press: Financial Dynamics Allie Burns 202-434-0602 allie.burns@fd.com	or	Investor Relations: Viewpoint Corporation 212-201-0800 ir@viewpoint.com

VIEWPOINT CORPORATION RECEIVES NASDAQ NOTIFICATION

New York, New York, December 1, 2006 – Viewpoint Corporation (NASDAQ: VWPT) announced that on November 27, 2006 the Company received notice, as expected, from The NASDAQ Listing Qualifications Department that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued listing under Marketplace Rule 4450(a)(5). The Company may regain compliance with Marketplace Rule 4450(a)(5) if at any time before May 29, 2007, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days.

If the Company does not regain compliance by May 29, 2007, the Company will be notified that its securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its securities to a Listing Qualifications Panel. Alternatively, the Company may also apply for listing on The Nasdaq Capital Market. If its application is approved, the Company will be afforded the remainder of The Nasdaq Capital Market’s second 180 calendar day compliance period in order to regain compliance while on The Nasdaq Capital Market.

ABOUT VIEWPOINT

Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint’s creative services group, Unicast, Viewpoint’s online advertising group, and KeySearch, Viewpoint’s search engine marketing consulting practice. Viewpoint’s technology and services are behind the online presence of some of the world’s most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at http://www.viewpoint.com.

The company has approximately 100 employees principally at its headquarters in New York City and in Los Angeles.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint’s current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint’s actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint’s filings and reports on file with the Securities and Exchange Commission, as well as, the lack of assurances of Viewpoint’s ability to maintain compliance with NASDAQ’s continued listing requirements.

Copyright © 2006 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, TheStudio by Viewpoint and KeySearch are trademarks or registered trademarks of Viewpoint Corporation.